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Filed pursuant to Rule 424(b)(5)
Registration No. 333-204381

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 1, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated May 21, 2015)

$300,000,000

The Estée Lauder Companies Inc.

% Senior Notes due 2045

        The notes will bear interest at the rate of        % per year. Interest on the notes will be payable on                  and                   , beginning on                  , 2015. The notes will mature on                  , 2045. Prior to                  , 2044 (six months prior to the maturity date of the notes), we may redeem some or all of the notes at any time at the applicable redemption price based on a formula set forth in this prospectus supplement. In addition, on or after                  , 2044 (six months prior to the maturity date of the notes), we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. The redemption prices are discussed under the caption "Description of the Senior Notes—Optional Redemption."

        The notes will be senior unsecured obligations of our company and will rank equally in right of payment with all of our other unsecured and unsubordinated obligations from time to time outstanding.

        Investing in the notes involves risks. See "Risk Factors" beginning on page S-10.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	%	$

Underwriting Discount	%	$

Proceeds to The Estée Lauder Companies Inc. (before expenses)%		$

        The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from                  , 2015 to the date of delivery.

        The notes will be ready for delivery in book-entry form only through The Depository Trust Company and its participants, including Clearstream and Euroclear, on or about                  , 2015.

Joint Book-Running Managers

Citigroup	Goldman, Sachs & Co.
BofA Merrill Lynch	J.P. Morgan

                        , 2015

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may file relating to this offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus relating to this offering is accurate as of any date other than the date on the front of those documents.

S-i

INFORMATION ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus supplement and the accompanying prospectus. As allowed by the SEC rules, this prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering, together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find More Information" below. Information incorporated by reference after the date of this prospectus supplement is considered a part of this prospectus supplement and may add, update or change information contained in this prospectus supplement. Any information in such subsequent filings that is inconsistent with this prospectus supplement will supersede the information in the accompanying prospectus or any earlier prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. You should not assume the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference herein or therein is accurate as of any date other than the date on the front of those documents. We have not authorized anyone else to provide you with other information.

        Unless otherwise indicated, references to "we," "us," "our," "the company" and "our company" are to The Estée Lauder Companies Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our filings with the SEC are also available in the "Investor Relations" section of our website on the Internet at www.elcompanies.com. However, except for our filings with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus, the information on or accessible through our website is not a part of this prospectus supplement or the accompanying prospectus. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We have filed a registration statement and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and the securities we may issue. You may review a copy of the registration statement and the documents incorporated by reference herein at the SEC's Public Reference Room in Washington D.C., as well as through the SEC's website listed above.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring to those documents. We hereby "incorporate by reference" the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):

  •
  Our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (including the information in Part III incorporated by reference from our Definitive Proxy Statement on Schedule 14A, filed on September 24, 2014);

  •
  Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2014, December 31, 2014 and March 31, 2015, respectively;

  •
  Our Current Reports on Form 8-K filed on July 17, 2014, August 15, 2014 (only Item 8.01), November 4, 2014 (only Item 8.01), November 18, 2014, February 5, 2015 (only Item 8.01) and May 5, 2015 (only Item 8.01); and

  •
  Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus supplement and before the termination of this offering.

        Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Investor Relations Department, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153, Telephone No. 1-800-308-2334.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

        We and our representatives from time to time make written or oral forward-looking statements, including statements contained in this prospectus supplement and the documents we incorporate by reference in this prospectus supplement and other filings with the SEC, in our press releases and in our reports to stockholders. The words and phrases "will likely result," "expect," "believe," "planned," "may," "should," "could," "anticipate," "estimate," "project," "intend," "forecast" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, our expectations regarding sales, earnings or other future financial performance and liquidity, product introductions, entry into new geographic regions, information systems initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, actual results may differ materially from our expectations. Factors that could cause actual results to differ from expectations include, without limitation:

          (1)   increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than we do;

          (2)   our ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in our business;

          (3)   consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell our products, an increase in the ownership concentration within the retail industry, ownership of retailers by our competitors or ownership of competitors by our customers that are retailers and our inability to collect receivables;

          (4)   destocking and tighter working capital management by retailers;

          (5)   the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

          (6)   shifts in the preferences of consumers as to where and how they shop for the types of products and services we sell;

          (7)   social, political and economic risks to our foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

          (8)   changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, our business, including those relating to our products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action we may take as a result;

          (9)   foreign currency fluctuations affecting our results of operations and the value of our foreign assets, the relative prices at which we and our foreign competitors sell products in the same markets and our operating and manufacturing costs outside of the United States;

          (10) changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase our products while traveling, the financial strength of our customers, suppliers or other contract counterparties, our operations, the cost and availability of capital which we may need for new equipment, facilities or acquisitions, the returns that we are able to generate on our pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying our critical accounting estimates;

          (11) shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of our supply of a particular type of product (i.e., focus factories) or at our distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of our Strategic Modernization Initiative, other information technology initiatives or by restructurings;

          (12) real estate rates and availability, which may affect our ability to increase or maintain the number of retail locations at which we sell our products and the costs associated with our other facilities;

          (13) changes in product mix to products which are less profitable;

          (14) our ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within our cost estimates and our ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

          (15) our ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

          (16) consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

          (17) the timing and impact of acquisitions, investments and divestitures; and

          (18) additional factors as described in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

        Forward-looking statements involve risks, uncertainties and assumptions. We therefore caution you against relying on any forward-looking statements. We assume no responsibility to update forward-looking statements made herein or otherwise.

 SUMMARY

        This summary highlights certain information concerning our business and this offering. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein. You should carefully read this entire prospectus supplement and should consider, among other things, the matters set forth and incorporated by reference in "Risk Factors" before deciding to invest in the notes.

 The Company

        The Estée Lauder Companies Inc., founded in 1946 by Estée and Joseph Lauder, is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. Our products are sold in over 150 countries and territories under a number of well-known brand names including: Estée Lauder, Aramis, Clinique, Origins, M·A·C, Bobbi Brown, La Mer and Aveda. We are also the global licensee for fragrances and/or cosmetics sold under various designer brand names, including Tommy Hilfiger, Donna Karan, Michael Kors and Tom Ford. Each brand is distinctly positioned within the market for cosmetics and other beauty products.

        We are a pioneer in the cosmetics industry and believe we are a leader in the industry due to the global recognition of our brand names, our leadership in product innovation, our strong position in key geographic markets and the consistently high quality of our products and "High-Touch" services. We sell our prestige products principally through limited distribution channels to complement the images associated with our brands. These channels consist primarily of upscale department stores, specialty multi-brand retailers, upscale perfumeries and pharmacies and prestige salons and spas. In addition, our products are sold in freestanding stores, our own and authorized retailer websites, stores on cruise ships, in-flight and duty free shops, and certain fragrances are sold in self-select outlets. We believe that our strategy of pursuing selective distribution strengthens our relationships with retailers, enables our brands to be among the best selling product lines at the stores and heightens the aspirational quality of our brands.

        We have been controlled by the Lauder family since the founding of our company. Members of the Lauder family, some of whom are directors, executive officers and/or employees, beneficially own, directly or indirectly, as of April 28, 2015, shares of Class A Common Stock and Class B Common Stock having approximately 86.6% of the outstanding voting power of the Common Stock.

 The Offering

        The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The sections entitled "Description of the Senior Notes" of this prospectus supplement and "Description of Securities" in the accompanying prospectus contain more detailed descriptions of the terms and conditions of the notes and the indenture governing the notes. In this subsection, "we," "us" and "our" refer only to The Estée Lauder Companies Inc. and not to any of our subsidiaries.

Issuer	The Estée Lauder Companies Inc.
Notes Offered	$300,000,000 aggregate principal amount of % Senior Notes due 2045.
Maturity Date	, 2045.
Interest Rate	We will pay interest on the notes at an annual rate of %.
Interest Payment Dates	We will make interest payments on the notes semi-annually in cash, in arrears, on and , of each year commencing , 2015. Interest will accrue from the issue date of the notes.
Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated obligations from time to time outstanding. The notes will be senior in right of payment to any subordinated indebtedness which states in its terms that it is subordinate to our senior debt securities.

Optional Redemption

We may redeem the notes, in whole or in part, at our option at any time prior to                , 2044 (six months prior to the maturity date of the notes) at a redemption price equal to the Make-Whole Price as described in "Description of the Senior Notes—Optional Redemption."

In addition, we may redeem the notes, in whole or in part, at our option at any time on or after                , 2044 (six months prior to the maturity date of the notes) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Sinking Fund	None.
Certain Covenants	The indenture governing the notes contains certain covenants that, among other things, limit our and our subsidiaries' ability, subject to certain exceptions, to:
• incur debt secured by liens;
• engage in sale/leaseback transactions;
• merge or consolidate with another entity; or
• sell or convey substantially all of our assets to another person.

See "Description of the Senior Notes—Certain Covenants" herein and "Description of Securities—Merger, Consolidation and Sale of Assets" in the accompanying prospectus.
Purchase of Notes Upon a Change of Control Repurchase Event

If we experience a Change of Control (defined herein) and the notes are rated below Investment Grade (defined herein) by Standard & Poor's Ratings Services and Moody's Investors Service, Inc., we will offer to repurchase all of the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the repurchase date. See "Description of the Senior Notes—Certain Covenants—Purchase of Notes Upon a Change of Control Repurchase Event."

Form of Notes

The notes will be issued in book-entry form and will be represented by global certificates in denominations of $2,000 and integral multiples of $1,000, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company.

Further Issues

We may issue from time to time, without giving notice to or seeking the consent of the holders of the notes, additional notes having the same ranking and the same interest rate, maturity and other terms as the notes offered hereby, except for the public offering price, the issue date and, potentially, the initial interest payment date. Any additional notes having such similar terms, together with the notes being offered hereby, will constitute a single series of debt securities for all purposes under the indenture; provided that if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Use of Proceeds

We intend to use the net proceeds of this offering for general corporate purposes, which may include repayment of our outstanding commercial paper as it matures and other indebtedness, acquisitions, working capital, capital expenditures and repurchases of our Class A Common Stock. Pending any specific application, we may initially invest funds in short-term marketable securities. See "Use of Proceeds."

No Public Market	We have not applied and do not intend to apply for listing of the notes on any securities exchange or any automated quotation system.
Governing Law	New York.
Risk Factors

See "Risk Factors" and the other information in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, which is incorporated by reference into this prospectus supplement.

        For more information about the notes, see "Description of the Senior Notes."

 Summary Historical Consolidated Financial Data

        The following information has been derived from our consolidated financial statements as of and for the nine-month periods ended March 31, 2015 and 2014 and as of and for each of the years in the three-year period ended June 30, 2014. You should read this information along with our consolidated financial statements and the related notes incorporated in this prospectus supplement and the accompanying prospectus by reference and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated in this prospectus supplement by reference. See "Where You Can Find More Information" and "Incorporation by Reference." The results of interim periods are not necessarily indicative of results that may be expected for the full year.

	Nine Months Ended March 31,		Year Ended June 30,
	2015	2014	2014(a)	2013(a)	2012(a)
	(Unaudited)	(Unaudited)
	(In millions)
Consolidated Statement of Earnings Data:
Net sales(b)	$8,256.0	$8,243.5	$10,968.8	$10,181.7	$9,713.6
Gross profit	6,643.4	6,619.1	8,810.6	8,155.8	7,717.8
Operating income(b)(c)	1,378.0	1,447.4	1,827.6	1,526.0	1,311.7
Interest expense	45.0	44.2	59.4	63.1	66.5
Interest income and investment income, net	8.5	6.0	8.6	8.3	5.4
Interest expense on debt extinguishment(d)	—	—	—	19.1	—
Other income(e)	—	—	—	23.1	10.5
Earnings before income taxes	1,341.5	1,409.2	1,776.8	1,475.2	1,261.1
Provision for income taxes	401.9	458.5	567.7	451.4	400.6
Net earnings	939.6	950.7	1,209.1	1,023.8	860.5
Net earnings attributable to noncontrolling interests	(3.7)	(4.3)	(5.0)	(4.0)	(3.6)
Net earnings attributable to The Estée Lauder Companies Inc.	935.9	946.4	1,204.1	1,019.8	856.9
Balance Sheet Data:
Working capital	$2,331.8	$2,652.5	$2,768.5	$2,362.6	$1,729.3
Total assets	8,095.1	7,646.0	7,868.8	7,145.2	6,593.0
Total debt(d)(f)	1,452.8	1,346.1	1,343.1	1,344.3	1,288.1
Stockholders' equity—The Estée Lauder Companies Inc.	3,855.1	3,667.3	3,854.9	3,286.9	2,733.2

(a)
Fiscal 2014 results included $(1.8) million, after tax, related to total adjustments associated with restructuring activities. Fiscal 2013 results included $11.7 million, after tax, or $.03 per diluted share related to total charges associated with restructuring activities. Fiscal 2012 results included $44.1 million, after tax, or $.11 per diluted share related to total charges associated with restructuring activities.

(b)
As a result of the July 2014 wave of our Strategic Modernization Initiative rollout, approximately $178 million of accelerated orders were recorded as net sales and $127 million as operating income in fiscal 2014 that would have occurred in the fiscal 2015 first quarter, equal to approximately $.21 per diluted common share.

(c)
During the third quarter of fiscal 2015, we recorded a $5.3 million charge, on a before and after tax basis, related to the remeasurement of net monetary assets in Venezuela, equal to $.01 per diluted common share. During the third quarter of fiscal 2014, we recorded a $38.3 million charge, on a before and after tax basis, related to the remeasurement of net monetary assets in Venezuela, equal to $.10 per diluted common share.

(d)
In September 2012, we redeemed the $230.1 million principal amount of our 7.75% Senior Notes due November 1, 2013 ("2013 Senior Notes") at a price of 108% of the principal amount. We recorded a pre-tax expense on the extinguishment of debt of $19.1 million ($12.2 million after tax, or $.03 per diluted share) representing the call premium of $18.6 million and the pro-rata write-off of $0.5 million of issuance costs and debt discount.

(e)
In December 2012, we amended the agreement related to the August 2007 sale of Rodan + Fields (a brand then owned by us) to receive a fixed amount in lieu of future contingent consideration and other rights. Accordingly, we recognized $22.4 million, net of discount of $0.4 million, which has been classified as other income in our consolidated statement of earnings. Prior to this amendment, we earned and received $0.7 million of contingent consideration. In November 2011, we settled a commercial dispute with third parties that was outside our normal operations. In connection therewith, we received a $10.5 million cash payment, which has been classified as other income in our consolidated statement of earnings.

(f)
In August 2012, we issued $250.0 million of 2.35% Senior Notes due August 15, 2022 and $250.0 million of 3.70% Senior Notes due August 15, 2042 in a public offering. We used the net proceeds of the offering to redeem the 2013 Senior Notes and for general corporate purposes.

RISK FACTORS

        Before you decide to invest in the notes, you should consider the factors set forth below as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" and "Incorporation by Reference."

A public trading market for the notes may not develop.

        We have not applied and do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. As a result, a market for the notes may not develop or, if one does develop, it may not be sustained. If an active market for the notes fails to develop or cannot be sustained, the trading price and liquidity of the notes could be adversely affected.

The market price of the notes may be volatile.

        The market price of the notes will depend on many factors that may vary over time and some of which are beyond our control, including:

  •
  our financial condition, operating performance and future prospects;

  •
  the amount of indebtedness we and our subsidiaries have outstanding;

  •
  our credit ratings with major credit rating agencies, including with respect to the notes;

  •
  market interest rates;

  •
  economic, financial, geopolitical, regulatory and judicial events that affect us, the industries and markets in which we are doing business and the financial markets generally;

  •
  the market for similar securities;

  •
  competition; and

  •
  general economic conditions.

        As a result of these factors, you may only be able to sell your notes at a price below what you believe to be appropriate, including a price below the price you paid for them.

An increase in interest rates could result in a decrease in the relative value of the notes.

        In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase these notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Ratings of the notes may not reflect all of the risks of an investment in the notes.

        We expect that the notes will be rated by two nationally recognized statistical rating organizations. The ratings of the notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell, or hold the notes. These ratings do not correspond to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other actions that could negatively impact holders of the notes.

        We are not restricted under the terms of the indenture governing the notes or the terms of the notes from incurring additional indebtedness or from having our subsidiaries incur any debt.

        In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt, or take a number of other actions that are not limited by the terms of the indenture and the notes, including repaying indebtedness or repurchasing common stock or paying dividends, could have the effect of diminishing our ability to make payments on the notes when due.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

        Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, are subject to prevailing economic conditions and to financial, business, and other factors beyond our control.

The notes will be unsecured and subordinated to our secured debt to the extent of our assets securing such debt, which makes the claims of holders of secured debt senior to the claims of holders of the notes.

        The notes will be unsecured. As of March 31, 2015, we did not have any significant secured debt outstanding. The holders of any secured debt that we may have may foreclose on our assets securing our debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt. The holders of any secured debt that we may have also would have priority over unsecured creditors in the event of our liquidation to the extent of our assets securing such debt. In the event of our bankruptcy, liquidation, or similar proceeding, the holders of secured debt that we may have would be entitled to proceed against their collateral, and that collateral will not be available for payment of unsecured debt, including the notes. As a result, the notes will be effectively subordinated to any secured debt that we may have.

The notes are effectively subordinated to the liabilities of our subsidiaries, which may reduce our ability to use the assets of our subsidiaries to make payments on the notes.

        We conduct substantially all of our business through our subsidiaries and, as a result of this structure, our subsidiaries may be restricted by contractual provisions or applicable laws from providing us with the cash that we need to pay our debt service obligations, including payments on the notes. The notes are not guaranteed by our subsidiaries and therefore the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. In addition, the terms of our notes do not preclude our subsidiaries from incurring debt. In any bankruptcy, liquidation, or similar proceeding involving us or one of our subsidiaries, your claim as a holder of the notes will be effectively junior to the claims of the holders of any indebtedness or preferred stock of our subsidiaries. In the event of such bankruptcy, liquidation, or similar proceeding, our subsidiaries may not have sufficient assets to make payments to us, which may prevent us from making payments on the notes. As of March 31, 2015, our subsidiaries had approximately $18.3 million of outstanding indebtedness (excluding intercompany debt and liabilities).

 USE OF PROCEEDS

        We will receive approximately $         million in net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses.

        We intend to use the net proceeds of this offering for general corporate purposes, which may include repayment of our outstanding commercial paper as it matures and other indebtedness, acquisitions, working capital, capital expenditures and repurchases of our Class A Common Stock. Pending any specific application, we may initially invest funds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended March 31,	Year Ended June 30,
	2015	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	14.27x	16.13x	12.30x	11.13x	9.81x	5.69x

        The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes attributable to The Estée Lauder Companies Inc. plus fixed charges less noncontrolling interests by the fixed charges. This ratio includes the earnings and fixed charges of The Estée Lauder Companies Inc. and its consolidated subsidiaries. Fixed charges consist of interest and related amortization of premiums, discounts and capitalized expenses related to indebtedness and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2015, on an actual basis and as adjusted to give effect to the issuance of the notes and the receipt of the net proceeds therefrom as set forth in "Use of Proceeds," but not the application thereof.

        This table should be read in conjunction with "Use of Proceeds" and our unaudited consolidated financial statements and the related notes in our Quarterly Report on Form 10-Q for the period ended March 31, 2015 incorporated by reference herein.

	As of March 31, 2015
	Actual	As Adjusted
	(Unaudited) (In millions)
Cash and cash equivalents	$1,288.3	$

Debt:
Revolving credit facility(1)	$—	$
Commercial paper(2)	115.0
Existing notes	1,309.0
Notes offered hereby	—
Other debt	28.8

Total debt obligations	1,452.8
Total stockholders' equity	3,855.1

Total capitalization	$5,307.9	$

(1)
As of March 31, 2015, we had an undrawn $1.0 billion senior unsecured revolving credit facility that expires on July 15, 2019. Subsequent to March 31, 2015, we extended the maturity date of the facility to July 15, 2020. As of the date hereof, no amounts were outstanding under the facility.

(2)
We have a $1.0 billion commercial paper program under which we can issue commercial paper in the United States. As of May 28, 2015, we had $300.0 million of short-term commercial paper outstanding, due at various dates through June 2015, at an average interest rate of 0.15%, which may be refinanced on a periodic basis as it matures at then-prevailing market rates.

DESCRIPTION OF THE SENIOR NOTES

        We will issue the notes under the Indenture, dated as of November 5, 1999 (the "Indenture"), between us and U.S. Bank Trust National Association, as successor in interest to State Street Bank and Trust Company, N.A., as Trustee. The Indenture is more fully described under the caption "Description of Securities" in the accompanying prospectus. The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our debt securities included in the accompanying prospectus under the caption "Description of Securities." Terms used in this prospectus supplement that are not otherwise defined have the meanings given to them in the accompanying prospectus. The notes initially will be limited to an aggregate principal amount of $300,000,000. However, the Indenture does not limit the amount of additional debt that we may incur. We may issue from time to time, without giving notice to or seeking the consent of the holders of the notes, additional notes having the same ranking and the same interest rate, maturity and other terms as the notes offered hereby, except for the public offering price, the issue date and, potentially, the initial interest payment date. Any additional notes having such similar terms, together with the notes being offered hereby, will constitute a single series of debt securities for all purposes under the Indenture; provided that if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

        In this section, "we," "us" and "our" refer only to The Estée Lauder Companies Inc. and not to any of our subsidiaries.

General

        The notes will bear interest at the annual rate stated on the cover page of this prospectus supplement. Interest on the notes will be payable on            and            , beginning on                        , 2015 and will accrue from                        , 2015. Interest will be paid to the holders of record at the close of business on the preceding            and            , respectively, subject to certain exceptions. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The notes will mature on                        , 2045.

Defeasance

        The defeasance provisions described under "Description of Securities—Legal Defeasance or Covenant Defeasance" in the accompanying prospectus will apply to the notes.

Denominations

        The notes will be issued in book-entry form and will be represented by global certificates in denominations of $2,000 and integral multiples of $1,000, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company.

Ranking of Notes

        The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated obligations from time to time outstanding, including $300,000,000 aggregate principal amount of our 5.55% Senior Notes due 2017, $250,000,000 aggregate principal amount of our 2.35% Senior Notes due 2022, $200,000,000 aggregate principal amount of our 5.75% Senior Notes due 2033, $300,000,000 aggregate principal amount of our 6.00% Senior Notes due 2037 and $250,000,000 aggregate principal amount of our 3.70% Senior Notes due 2042, each of which were issued under the Indenture. The notes will rank equally with any amounts outstanding from time to time under our commercial paper program. In addition, the notes will rank equally with all of our future unsecured indebtedness, except that the notes will be senior in right of payment to any subordinated indebtedness which states in its terms that it is subordinate to our senior debt securities.

Optional Redemption

        We may redeem the notes, in whole or in part, at our option at any time prior to the Par Call Date at a redemption price equal to the Make-Whole Price. The "Make-Whole Price" means an amount equal to the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) an amount equal to, as determined by an Independent Investment Banker, the sum of the present value of the remaining scheduled payments of principal and interest on the notes being redeemed that would be due on or after the date of redemption to, but excluding, the Par Call Date but for such redemption (not including any portion of interest accrued on the notes being redeemed as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30 day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

        In addition, we may redeem the notes, in whole or in part, at our option at any time on or after the Par Call Date at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

        Notice of any redemption will be provided at least 30 days but not more than 60 days before the date of redemption to each registered holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portion thereof called for redemption. The notes are not entitled to any sinking fund.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) that is the same as the Comparable Treasury Price for such redemption date, plus            basis points.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that (1) has the maturity comparable to the remaining term of the notes to be redeemed, calculated as if the maturity date of such notes were the Par Call Date (the "Remaining Life") and (2) would be used, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities with a maturity comparable to the Remaining Life of the notes to be redeemed.

        "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

        "Par Call Date" means                        , 2044 (six months prior to the maturity date of the notes).

        "Reference Treasury Dealer" means (A) Citigroup Global Markets Inc. or Goldman, Sachs & Co. (or their respective affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Certain Covenants

Purchase of Notes Upon a Change of Control Repurchase Event

        If a Change of Control Repurchase Event (defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in multiples of $2,000 principal amount) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (defined below), but after the public announcement of the Change of Control, we will provide a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is provided. The notice shall, if provided prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

        On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to our offer;

  (2)
  deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being purchased by us.

        The paying agent will promptly pay, from funds deposited by us for such purpose, to each holder of notes properly tendered the purchase price for the notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

        We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to any "person"

    (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than us or one of our wholly owned subsidiaries;

  (2)
  the adoption of a plan relating to our liquidation or dissolution;

  (3)
  the first day on which a majority of the members of our board of directors are not Continuing Directors;

  (4)
  the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than us, one of our wholly owned subsidiaries or Lauder Family Members, becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, and following such transaction or transactions, Lauder Family Members beneficially own less than 50% of our Voting Stock, in each case, measured by voting power rather than number of shares; or

  (5)
  the consummation of a so-called "going private/Rule 13e-3 Transaction" that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision), following which Lauder Family Members beneficially own, directly or indirectly, more than 50% of our Voting Stock, measured by voting power rather than number of shares.

        Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a Change of Control if (a) pursuant to such transaction we become a wholly owned subsidiary of such holding company and (b) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of our Voting Stock immediately prior to such transaction.

        "Below Investment Grade Rating Event" means the notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

        "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Continuing Directors" means, as of any date of determination, any member of our board of directors who:

  (1)
  was a member of such board of directors on the first date that any of the notes were issued; or

  (2)
  was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of our board at the time of such nomination or election.

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's) and BBB– or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

        "Lauder Family Members" includes only the following persons: (i) the estate of Mrs. Estée Lauder; (ii) each descendant of Mrs. Lauder (a "Lauder Descendant") and their respective estates, guardians, conservators or committees; (iii) each "Family Controlled Entity" (as defined below); and (iv) the trustees, in their respective capacities as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term "Family Controlled Trust" includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Lauder Descendants, spouses of Lauder Descendants and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Lauder Descendants.

        "Moody's" means Moody's Investors Service, Inc.

        "Rating Agency" means:

  (1)
  each of Moody's and S&P; and

  (2)
  if either of Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act selected by us as a replacement agency for Moody's or S&P, or both, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a division of McGraw Hill Financial, Inc.

        "Voting Stock" as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Limitation on Liens

        We covenant that, so long as any of the notes remain outstanding, we will not, and will not permit any Consolidated Subsidiary, to create or assume any Indebtedness for money borrowed which is secured by a lien (as defined in the Indenture) upon any assets whether now owned or hereafter acquired, of ours or any such Consolidated Subsidiary without equally and ratably securing the notes by a lien ranking ratably with and equally to such secured Indebtedness for as long as such Indebtedness remains outstanding and is so secured, except that the foregoing restriction shall not apply to:

  •
  liens on assets of any corporation or other business entity existing at the time such person becomes a Consolidated Subsidiary;

  •
  liens on assets (including, without limitation, property, shares of stock or indebtedness) existing at the time of acquisition thereof, or to secure the payment of the purchase price of such assets, or to secure indebtedness incurred or guaranteed by us or a Consolidated Subsidiary for the purpose of financing the purchase price of such assets or improvements or construction thereon, which indebtedness is incurred or guaranteed prior to, at the time of or within 360 days after such acquisition, or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later;

  •
  liens securing indebtedness owed by any Consolidated Subsidiary to us or another wholly owned Subsidiary;

  •
  liens existing on the date of initial issuance of the notes;

  •
  liens on any assets of a corporation or other business entity existing at the time such entity is merged into or consolidated with us or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of such entity as an entirety or substantially as an entirety by us or a Subsidiary;

  •
  liens on any assets of ours or a Consolidated Subsidiary in favor of the United States of America or any state thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction, of the assets subject to such liens, including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financing;

  •
  any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any lien referred to in the foregoing, including the refinancing thereof without increase of the principal of the indebtedness secured by such lien (except to the extent of any fees or costs associated with any such extension, renewal or replacement);

  •
  certain liens to secure the performance of statutory obligations surety or appeal bonds, performance bonds or other obligations of a like nature or other similar liens arising in the ordinary course of our or a Consolidated Subsidiary's business, or certain liens arising out of government contracts;

  •
  certain pledges, deposits or liens made or arising under the worker's compensation, unemployment insurance, social security benefits or similar legislation or in certain other circumstances;

  •
  certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards;

  •
  liens for certain taxes or assessments, landlord's liens and liens and charges incidental to the conduct of the business or the ownership of our assets or those of a Consolidated Subsidiary, which were not incurred in connection with the borrowing of money and which do not, in our opinion, materially impair the use of such assets in the operation of our business or that of such Consolidated Subsidiary or the value of such assets for the purposes thereof; or

  •
  liens relating to accounts receivable of ours or any of our Subsidiaries which have been sold, assigned or otherwise transferred to another Person (as defined in the Indenture) in a transaction classified as a sale of accounts receivable in accordance with generally accepted accounting principles, to the extent the sale by us or the applicable Subsidiary is deemed to give rise to a lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof.

        Notwithstanding the above, we or any of our Consolidated Subsidiaries may, without securing the notes, create or assume any Indebtedness which is secured by a lien which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the Exempted Debt then outstanding at such time does not exceed 15% of our total assets on a consolidated basis as reflected on our then most recent publicly available consolidated balance sheet.

Limitation on Sale and Lease-Back Transactions

        Sale and lease-back transactions, except such transactions involving leases for less than three years, by us or any Consolidated Subsidiary of any assets are prohibited unless (a) we or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a lien on the assets to be leased in an amount at least equal to the Attributable Debt in respect of such transaction without equally and ratably securing the notes, or (b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied to the purchase or acquisition, or, in the case of real property, the construction, of assets or to the retirement of Indebtedness. The foregoing limitation will not apply, if at the time we or any Consolidated Subsidiary enters into such sale and lease-back transaction, and after giving effect thereto, Exempted Debt does not exceed 15% of our total assets on a consolidated basis.

        "Attributable Debt" means in connection with a sale and lease-back transaction the lesser of (a) the fair value of the assets subject to such transaction, as determined by our board of directors, or (b) the present value of the obligations of the lessee for net rental payments during the term of any lease discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the debt securities outstanding pursuant to the Indenture and subject to limitations on sale and lease-back transaction covenants, compounded semi-annually in either case as determined by our principal accounting or financial officer.

        "Consolidated Subsidiary" means any Subsidiary substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with our financial statements in accordance with generally accepted accounting principles, excluding any Subsidiary substantially all the assets of which consist of stock or other securities of any Subsidiary substantially all the property of which and substantially all the operations of which are conducted outside the United States of America.

        "Exempted Debt" means the sum of the following as of the date of determination: (1) Indebtedness of ours and our Consolidated Subsidiaries incurred after the date of issuance of the notes and secured by liens not permitted by the limitation on liens provisions, and (2) Attributable Debt of ours and our Consolidated Subsidiaries in respect of every sale and lease-back transaction entered into after the date of the issuance of the notes, other than those permitted by the limitation on sale and lease-back provisions.

        "Indebtedness" means all items classified as indebtedness on our then most recent publicly available consolidated balance sheet, in accordance with generally accepted accounting principles.

        "Subsidiary" means any corporation, association, partnership, joint venture, limited liability company or other business entity of which at least a majority of the total voting power of the equity interests under ordinary circumstances for the election of the board of directors, managers or trustees thereof shall at the time be owned by us or by us and one or more Subsidiaries or by one or more Subsidiaries.

Modification and Waiver

        The Indenture, as supplemented for the notes offered hereby, will provide that modifications and amendments may be made by us and the Trustee with the consent of the holders of a majority in principal amount of outstanding debt securities of all series affected by the modification or amendment, voting as a single class, whether or not consented to by any holder of the notes offered hereby. However, we may not make any of the following modifications or amendments to the Indenture without the consent of the holder of each outstanding debt security affected by the modification or amendment:

          (1)   change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

          (2)   reduce the principal amount of, or any premium or interest on, any debt security;

          (3)   reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity of that security;

          (4)   change the place or currency of payment of principal of, or any premium or interest on, any debt security;

          (5)   impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

          (6)   in the case of subordinated debt securities, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

          (7)   except as provided in the Indenture, release the subsidiary guarantee of a subsidiary guarantor;

          (8)   reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture;

          (9)   reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

          (10) modify those provisions with respect to modification and waiver.

        Notwithstanding the foregoing, holders of the debt securities of any series shall vote as a separate class with respect to modifications or amendments that affect only the debt securities of such series, and the holders of other series of debt securities shall not have any voting rights with respect to such matters as they relate to the debt securities of such series.

        In addition, the holders of a majority in principal amount of the outstanding debt securities of any series may waive our compliance with certain restrictive provisions of the Indenture and may waive certain past defaults under the Indenture. Those holders may not waive a default in the payment of principal, premium or interest on the debt securities and may not waive our compliance with certain covenants and provisions of the Indenture without the consent of the holder of each outstanding debt security of any series affected.

 BOOK-ENTRY ISSUANCE

        The notes will be issued in the form of one or more global notes (the "Global Notes"). The Global Notes will be deposited on the date of issuance with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder").

        Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

        Prospective purchasers are advised that the laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to such extent.

Book-Entry System

        Investors may elect to hold interests in the Global Notes through either DTC in the United States or Clearstream Banking, société anonyme ("Clearstream") or Euroclear Bank S.A./N.V, as operator of the Euroclear System (the "Euroclear System"), in Europe if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream and the Euroclear System will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and the Euroclear System's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for the Euroclear System (in such capacities, the "U.S. Depositaries").

        DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (the "DTC Participants") deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange and the Financial Industry Regulatory Authority, Inc. Access to DTC's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

        Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

        The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V (the "Euroclear Operator"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.

        As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the notes and the Indenture governing the notes, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Except in the limited circumstances referred to below, owners of beneficial interests in global security certificates:

  (1)
  will not be entitled to have the notes represented by these global security certificates registered in their names; and

  (2)
  will not be considered to be owners or "Holders" of the global security certificates or any notes represented by these certificates for any purpose under the notes or the Indenture governing the notes.

        All payments on the notes represented by the global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

        Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC's records or any participant's records relating to these beneficial ownership interests.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

        The information in this section concerning DTC, its book-entry system, Clearstream and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Exchange of Global Notes for Certificated Notes

        We will issue the Global Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive note certificates upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under those notes. If we determine at any time that the notes shall no longer be represented by global security certificates, we will inform DTC of our determination, and DTC will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates. If those participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global security certificate, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates registered in the names directed by DTC. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security certificates.

Global Clearance and Settlement Procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear System, as applicable.

        Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of notes received in Clearstream or the Euroclear System as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the notes settled during the processing will be reported to the relevant Euroclear Participant or Clearstream Participant on that business day. Cash received in Clearstream or the Euroclear System as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear System cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the Global Notes among participants of DTC, Clearstream and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following discussion summarizes the material U.S. federal income tax consequences to "non-U.S. holders" of ownership and disposition of the notes purchased in this offering, but does not purport to provide a complete analysis of all potential U.S. federal income tax considerations relating thereto.

        A "non-U.S. holder" is a beneficial owner of a note that is, for U.S. federal income tax purposes:

  •
  a non-resident alien individual;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

You are not a non-U.S. holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States, in either of which cases you should consult your tax advisor regarding the U.S. federal income tax consequences of owning or disposing of a note.

        If you are a partnership or other pass-through entity for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners or beneficial owners will generally depend on your activities and the status of the partners or beneficial owners. Partners and beneficial owners in partnerships or other pass-through entities that own the notes should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U S. holders in light of their particular circumstances (including if you are a "controlled foreign corporation" or "passive foreign investment company") and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective purchasers should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of the notes, including the consequences under the laws of any state, local or foreign jurisdiction.

U.S. Federal Withholding Tax

        Subject to the discussion below concerning FATCA and backup withholding, U.S. federal withholding tax will not apply to any payment of principal or interest on the notes, provided that in the case of interest:

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

  •
  you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and

  •
  you certify on a properly executed Internal Revenue Service ("IRS") Form W-8BEN or W-8BEN-E, under penalties of perjury, that you are not a United States person.

        Interest payments that are effectively connected with the conduct of a trade or business by you within the United States (and, where an applicable tax treaty so provides, are also attributable to a U.S. permanent establishment maintained by you) are not subject to U.S. federal withholding tax, but instead are subject to U.S. federal income tax, as described below.

        If you cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax unless a tax treaty applies or the interest payments are effectively connected with the conduct of a U.S. trade or business. If a tax treaty applies to you, you may be eligible for a reduction of or exemption from U.S. federal withholding tax. To claim any exemption from or reduction of the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN or W-8BEN-E claiming a reduction of or an exemption from withholding tax under an applicable tax treaty or a properly executed IRS Form W-8ECI stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

U.S. Federal Income Tax

        Any gain, other than amounts attributable to accrued interest which are taxable as set forth above, realized on the disposition of a note (including a redemption or retirement) will generally not be subject to U.S. federal income tax unless such gain is effectively connected with your conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by you).

        If you are engaged in a trade or business in the United States (and, if a tax treaty applies, if you maintain a permanent establishment within the United States) and interest or gain on the notes is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to such permanent establishment), you will be subject to U.S. federal income tax (but not U.S. federal withholding tax assuming, in the case of interest, a properly executed Form W-8ECI is provided) on such interest or gain on a net income basis, generally in the same manner as if you were a United States person. In addition, in certain circumstances, if you are a foreign corporation you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Backup Withholding and Information Reporting

        Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty or other intergovernmental agreement.

        Unless a non-U.S. holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the non-U.S. holder may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.

        The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder's U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

        Under provisions commonly referred to as "FATCA," a 30% U.S. federal withholding tax may apply to interest paid on the notes and, for a disposition of a note after December 31, 2016, the gross proceeds from such disposition paid to "foreign financial institutions" (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities (including such entities receiving payments on your behalf) unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied or an exemption applies, which is typically evidenced by delivery of a properly executed Form W-8BEN-E. An intergovernmental agreement between the United States and the entity's jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective purchasers should consult their tax advisors regarding the effects of FATCA on their investment in the notes.

 UNDERWRITING

        Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering, and Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as representatives of the underwriters named below.

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	$
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total		$300,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed        % of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed        % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions. The offering of the notes by the underwriters is subject to receipt and acceptance and are subject to the underwriters' right to reject any order in whole or in part.

        This prospectus supplement and the accompanying prospectus do not constitute an offer of, or an invitation by or on behalf of us, or by or on behalf of the underwriters, to subscribe for or purchase, any of the notes in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. We and the underwriters require persons into whose possession this prospectus supplement and the accompanying prospectus comes to inform themselves about and to observe any such restrictions.

        The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering.

Paid for by us
Per Note		%
Total	$

        We estimate that the expenses for this offering payable by us, other than underwriting discounts, will be less than $1,000,000.

        In connection with the offering, Citigroup Global Markets Inc. and Goldman, Sachs & Co., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. and Goldman, Sachs & Co., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage activities and other financial and non-financial activities and services. The underwriters perform and have performed commercial and investment banking and advisory services for us from time to time for which they receive and have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they will receive fees and expenses. In particular, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC served as joint book-runners and joint lead arrangers under our $1.0 billion senior unsecured revolving credit facility, and an affiliate of J.P. Morgan Securities LLC serves as administrative agent. Affiliates of all of the underwriters of this offering are lenders under the revolving credit facility.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For purposes of the above provisions, the expression an "offer to the public" in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in the relevant member state by any measure implementing the Prospectus Directive in the relevant member state and the expression "Prospectus Directive" means Directive 2003/71/EC.

Notice to Prospective Investors in the United Kingdom

        This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc") of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

        Each underwriter has warranted and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

        Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in

France. Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the notes has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the notes to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        This prospectus supplement and the accompanying prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes will not be offered or sold in Hong Kong other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

        This prospectus supplement and accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the notes on behalf of us. Various legal matters relating to the offering will be passed on for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

        The consolidated financial statements and the related schedule of The Estée Lauder Companies Inc. and subsidiaries as of June 30, 2014 and 2013, and for each of the years in the three-year period ended June 30, 2014, and management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

THE ESTÉE LAUDER COMPANIES INC.

DEBT SECURITIES

        We may from time to time offer to sell our debt securities. The debt securities may consist of debentures, notes or other types of debt.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide a specific plan of distribution and the specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        Investing in the debt securities involves risks. See "Item 1A—Risk Factors" in our Annual Report on Form 10-K for the year ended June 30, 2014, which is incorporated by reference herein.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 21, 2015

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        You should read this prospectus, any prospectus supplement, and any free writing prospectus we may file with the SEC, together with any additional information you may need, to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find More Information" below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and any free writing prospectus. You should not assume the information in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated by reference herein or therein is accurate as of any date other than the date on the front of those documents. We have not authorized anyone else to provide you with other information.

        Unless otherwise indicated, references to "we," "us," "our," "the company" and "our company" are to The Estée Lauder Companies Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our filings with the SEC are also available in the "Investor Relations" section of our website on the Internet at www.elcompanies.com. However, except for our filings with the SEC that are incorporated by reference into this prospectus, the information on or accessible through our website is not a part of this prospectus. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We have filed a registration statement and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and the securities we may issue. You may review a copy of the registration statement and the documents incorporated by reference herein at the SEC's Public Reference Room in Washington D.C., as well as through the SEC's website listed above.

 INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby "incorporate by reference" the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):

  •
  Our Annual Report on Form 10-K for the fiscal year ended June 30, 2014;

  •
  Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2014, December 31, 2014 and March 31, 2015;

  •
  Our Current Reports on Form 8-K filed on July 17, 2014, August 15, 2014 (only Item 8.01), November 4, 2014 (only Item 8.01), November 18, 2014, February 5, 2015 (only Item 8.01) and May 5, 2015 (only Item 8.01), respectively; and

  •
  Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

        Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Investor Relations Department, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York, 10153, Telephone No. 1-800-308-2334.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

        We and our representatives from time to time make written or oral forward-looking statements, including statements contained in this prospectus and the documents we incorporate by reference in this prospectus and other filings with the SEC, in our press releases and in our reports to stockholders. The words and phrases "will likely result," "expect," "believe," "planned," "may," "should," "could," "anticipate," "estimate," "project," "intend," "forecast" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, our expectations regarding sales, earnings or other future financial performance and liquidity, product introductions, entry into new geographic regions, information systems initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, actual results may differ materially from our expectations. Factors that could cause actual results to differ from expectations include, without limitation:

          (1)   increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than we do;

          (2)   our ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in our business;

          (3)   consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell our products, an increase in the ownership concentration within the retail industry, ownership of retailers by our competitors or ownership of competitors by our customers that are retailers and our inability to collect receivables;

          (4)   destocking and tighter working capital management by retailers;

          (5)   the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

          (6)   shifts in the preferences of consumers as to where and how they shop for the types of products and services we sell;

          (7)   social, political and economic risks to our foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

          (8)   changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, our business, including those relating to our products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action we may take as a result;

          (9)   foreign currency fluctuations affecting our results of operations and the value of our foreign assets, the relative prices at which we and our foreign competitors sell products in the same markets and our operating and manufacturing costs outside of the United States;

          (10) changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase our products while traveling, the financial strength of our customers, suppliers or other contract counterparties, our operations, the cost and availability of capital which we may need for new equipment, facilities or acquisitions, the returns that we are able to generate on our pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying our critical accounting estimates;

          (11) shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of our supply of a particular type of product (i.e., focus factories) or at our distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of our Strategic Modernization Initiative, other information technology initiatives or by restructurings;

          (12) real estate rates and availability, which may affect our ability to increase or maintain the number of retail locations at which we sell our products and the costs associated with our other facilities;

          (13) changes in product mix to products which are less profitable;

          (14) our ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within our cost estimates and our ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

          (15) our ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

          (16) consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

          (17) the timing and impact of acquisitions, investments and divestitures; and

          (18) additional factors as described in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

        Forward-looking statements involve risks, uncertainties and assumptions. We therefore caution you against relying on any forward-looking statements. We assume no responsibility to update forward-looking statements made herein or otherwise.

 THE COMPANY

        The Estée Lauder Companies Inc., founded in 1946 by Estée and Joseph Lauder, is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. Our products are sold in over 150 countries and territories under a number of well-known brand names including: Estée Lauder, Aramis, Clinique, Origins, M•A•C, Bobbi Brown, La Mer and Aveda. We are also the global licensee for fragrances and/or cosmetics sold under various designer brand names, including Tommy Hilfiger, Donna Karan, Michael Kors and Tom Ford. Each brand is distinctly positioned within the market for cosmetics and other beauty products.

        We are a pioneer in the cosmetics industry and believe we are a leader in the industry due to the global recognition of our brand names, our leadership in product innovation, our strong position in key geographic markets and the consistently high quality of our products and "High-Touch" services. We sell our prestige products principally through limited distribution channels to complement the images associated with our brands. These channels consist primarily of upscale department stores, specialty multi-brand retailers, upscale perfumeries and pharmacies and prestige salons and spas. In addition, our products are sold in freestanding stores, our own and authorized retailer websites, stores on cruise ships, in-flight and duty free shops, and certain fragrances are sold in self-select outlets. We believe that our strategy of pursuing selective distribution strengthens our relationships with retailers, enables our brands to be among the best selling product lines at the stores and heightens the aspirational quality of our brands.

        We have been controlled by the Lauder family since the founding of our company. Members of the Lauder family, some of whom are directors, executive officers and/or employees, beneficially own, directly or indirectly, as of March 31, 2015, shares of Class A Common Stock and Class B Common Stock having approximately 86.6% of the outstanding voting power of the Common Stock.

        Our principal executive offices are located at 767 Fifth Avenue, New York, New York 10153. Our telephone number is (212) 572-4200.

USE OF PROCEEDS

        Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities that may be offered hereby for our general corporate purposes, which may include repayment of indebtedness, acquisitions, working capital, capital expenditures and repurchases of our Class A Common Stock. Pending any specific application, we may initially invest funds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

		Year Ended June 30,
	Nine Months Ended March 31, 2015
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	14.27x	16.13x	12.30x	11.13x	9.81x	5.69x

        The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes attributable to The Estée Lauder Companies Inc. plus fixed charges less noncontrolling interests by the fixed charges. This ratio includes the earnings and fixed charges of The Estée Lauder Companies Inc. and its consolidated subsidiaries. Fixed charges consist of interest and related amortization of premiums, discounts and capitalized expenses related to indebtedness and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

DESCRIPTION OF SECURITIES

        We may offer the debt securities from time to time as senior debt or subordinated debt. The debt securities will be issued under the indenture dated as of November 5, 1999 between us and U.S. Bank Trust National Association, as successor in interest to State Street Bank and Trust Company, N.A., as trustee (the "Trustee"). The terms of the indenture are also governed by certain provisions of the Trust Indenture Act of 1939.

        The debt securities may be issued from time to time in one or more series. The particular terms of each series which is offered by a prospectus supplement will be described in the related prospectus supplement. In September 2003, we issued $200,000,000 aggregate principal amount of our 5.75% Senior Notes due 2033 under the indenture. In April 2007, we issued $300,000,000 aggregate principal amount of our 5.55% Senior Notes due 2017 and $300,000,000 aggregate principal amount of our 6% Senior Notes due 2037 under the indenture. In July 2012, we issued $250,000,000 aggregate principal amount of our 2.350% Senior Notes due 2022 and $250,000,000 aggregate principal amount of our 3.700% Senior Notes due 2042.

        We have summarized the material terms of the indenture below. The indenture has been incorporated by reference as an exhibit to the registration statement. See "Where You Can Find More Information." You should read the indenture for provisions that may be important to you. Whenever we refer in this prospectus or in the related prospectus supplement to particular sections or defined terms contained in the indenture, those sections or defined terms are incorporated by reference in this prospectus or the related prospectus supplement, as applicable.

General

        The indenture provides that debt securities in separate series may be issued by us from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest, but those terms must be consistent with the indenture. The debt securities will be unsecured obligations of our company.

        A prospectus supplement will set forth the following terms of, and information relating to, the debt securities:

  (1)
  the title of the debt securities;

  (2)
  whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination terms relating to those securities;

  (3)
  whether any of our subsidiaries will provide guarantees of the debt securities;

  (4)
  the aggregate principal amount of the debt securities (or principal amount at maturity);

  (5)
  the dates on which the principal amount of the debt securities will be payable;

  (6)
  the interest rate, if any, which the debt securities will bear and the interest payment dates for the debt securities (or the date on which the debt securities accrete interest);

  (7)
  the places where payments on the debt securities will be payable;

  (8)
  any terms upon which the debt securities may be redeemed, in whole or in part, at our option;

  (9)
  any provisions that would obligate us to deposit money in an account for the benefit of the holders of the debt securities for payments of principal and interest on the debt securities or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  (10)
  the portion of the principal amount, if less than all, of the debt securities which will be payable upon declaration of acceleration of the maturity of the debt securities;

  (11)
  whether the debt securities are defeasible;

  (12)
  any addition to or change in the events of default;

  (13)
  the date or dates on which the debt securities may be converted or exchanged at the option of the holder into other securities of our company;

  (14)
  any addition to or change in the covenants in the indenture applicable to any of the debt securities; and

  (15)
  any other material terms of the debt securities not inconsistent with the provisions of the indenture.

        If a series of debt securities is denominated in a currency or currency unit other than U.S. dollars, the prospectus supplement will specify the denomination in which the debt securities will be issued and the coin or currency in which the principal and any premium or interest on those debt securities will be payable. In addition, special U.S. federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement.

        The debt securities may be sold at a substantial discount below their principal amount. Special U.S. federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement.

Form, Exchange and Transfer

        The debt securities of each series may be issued in fully registered or bearer form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples of $1,000.

        Subject to the terms of the indenture and the limitations applicable to global securities, debt securities may be presented for exchange or for registration of transfer, endorsed or with the form of transfer endorsed on the securities executed, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with that transfer or exchange. The security registrar or transfer agent will make the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. The security registrar and/or transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. We will always be required to maintain a transfer agent in each place of payment for the debt securities of each series.

        If we decide to partially redeem the debt securities of any series (or of any series and specified terms), we will not be required to issue, register the transfer of or exchange those debt securities being redeemed during a period beginning at the opening of business 15 days before the day of selection for redemption of debt securities of that series and ending at the close of business on the day we mail the notice of redemption with respect to those debt securities selected for redemption.

        We will describe any material U.S. federal income tax consequences specifically applicable to any debt securities and/or their plan of distribution in the prospectus supplement relating to those debt securities.

Merger, Consolidation and Sale of Assets

        The indenture provides that we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to any Person (as defined in the indenture), unless:

  (1)
  the successor Person, if any, is a corporation, partnership, limited liability company, trust or other entity organized and validly existing under the laws of the United States and assumes our obligations on the debt securities and under the indenture;

  (2)
  immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

  (3)
  certain other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met.

        These provisions apply only to a merger or consolidation in which we are not the surviving corporation and to sales, conveyances, leases and transfers by us as transferor or lessor.

        If we consolidate with or merge into any other Person or we sell, convey, transfer or lease our properties and assets substantially as an entirety to any Person in accordance with the preceding paragraph, the successor Person formed by the consolidation or merger or to which the sale, conveyance, transfer or lease is made will be substituted for us under the indenture with the same effect as if the successor Person had originally executed the indenture. In the event of any conveyance or transfer other than in the case of a lease, we will be discharged of all of our obligations and covenants under the indenture and the debt securities.

        An assumption of our obligations on the debt securities and under the indenture by any successor Person might be deemed for U.S. federal income tax purposes to cause an exchange of the debt securities for new debt securities by the beneficial owners thereof, resulting in recognition of gain or possible loss for such purposes and possibly other adverse tax consequences to the beneficial owners. You should consult your tax advisors regarding the tax consequences of such an assumption.

Events of Default

        Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

  (1)
  failure to pay any interest on any debt securities of that series when due for a continuous period of 60 days, whether or not, in the case of subordinated debt securities, the payment is prohibited by the subordination provisions of the indenture;

  (2)
  failure to pay principal of, or any premium on, any debt security of that series when due, whether or not, in the case of subordinated debt securities, the payment is prohibited by the subordination provisions of the indenture;

  (3)
  failure to perform any of our covenants, or a breach of any of our warranties, in the indenture, other than a covenant included in the indenture solely for the benefit of a series other than that series, for a continuous period of 90 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture;

  (4)
  certain events of bankruptcy, insolvency or reorganization affecting us; and

  (5)
  any other event of default provided with respect to debt securities of that series.

        If an event of default described in clauses (1) through (3) or (5) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series to be due and payable immediately. If the debt security is an original issue discount debt security or the principal amount of the debt security is not then determinable, that portion of the principal amount of the debt security, or other amount instead of the principal amount, as may be specified in the terms of the debt security will become due and payable immediately.

        If an event of default described in clause (4) above with respect to the debt securities of any series at the time outstanding shall occur and be continuing, the principal amount of, and any interest accrued on, all the debt securities of that series, or, in the case of any original issue discount security or other debt security, the specified amount, will automatically, and without any action by the Trustee or any holder, become immediately due and payable.

        After any acceleration, but before a judgment or decree based on that acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul that acceleration if all events of default, other than the non-payment of accelerated principal or interest, or other specified amount, have been cured or waived as provided in the indenture.

        Subject to the sections of the indenture relating to the duties of the Trustee, if an event of default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless those holders shall have offered to the Trustee reasonable indemnity. Subject to the provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series.

        No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy provided by the indenture, unless:

  (1)
  the holder has previously given to the Trustee written notice of a continuing event of default with respect to the debt securities of that series;

  (2)
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and those holders have offered reasonable indemnity, to the Trustee to institute the proceeding as trustee; and

  (3)
  the Trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request, within 60 days after that notice, request and offer.

        These limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on a debt security on or after the applicable due date specified in the debt security.

        Within 90 days after any default with respect to debt securities of any series, the Trustee will transmit in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, notice of those defaults known to the Trustee, unless a default shall have been cured or waived. In the case of a default in the payment of the principal of, or any premium on, or interest on any debt securities of that series, or in the payment of any installment into a separate account established for the payment of principal and interest on debt securities of any series with respect to debt securities of that series, the

Trustee will be protected in withholding this notice if and so long as the Trustee in good faith determines that the withholding of the notice is in the interest of the holders of debt securities of the applicable series.

        We are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate of our compliance with all of the conditions and covenants under the indenture.

Modification and Waiver

        The indenture, as supplemented for a series of debt securities, will provide that modifications and amendments may be made by us and the Trustee with the consent of the holders of a majority in principal amount of outstanding debt securities of all series affected by the modification or amendment, voting as a single class, whether or not consented to by any holder of the notes offered hereby. However, we may not make any of the following modifications or amendments to the indenture without the consent of the holder of each outstanding debt security affected by the modification or amendment:

  (1)
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

  (2)
  reduce the principal amount of, or any premium or interest on, any debt security;

  (3)
  reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity of that security;

  (4)
  change the place or currency of payment of principal of, or any premium or interest on, any debt security;

  (5)
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  (6)
  in the case of subordinated debt securities, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

  (7)
  except as provided in the indenture, release the subsidiary guarantee of a subsidiary guarantor;

  (8)
  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

  (9)
  reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  (10)
  modify those provisions with respect to modification and waiver.

        Notwithstanding the foregoing, holders of the debt securities of any series shall vote as a separate class with respect to modifications or amendments that affect only the debt securities of such series, and the holders of other series of debt securities shall not have any voting rights with respect to such matters as they relate to the debt securities of such series.

        In addition, the holders of a majority in principal amount of the outstanding debt securities of any series may waive our compliance with certain restrictive provisions of the indenture and may waive certain past defaults under the indenture. Those holders may not waive a default in the payment of principal, premium or interest on the debt securities and may not waive our compliance with certain covenants and provisions of the indenture without the consent of the holder of each outstanding debt security of any series affected.

Legal Defeasance or Covenant Defeasance

        The indenture provides that we may elect, at any time, to terminate all of our obligations under the debt securities of a particular series and the indenture, except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the debt securities of that series, to replace mutilated, destroyed, lost or stolen debt securities of that series and to maintain a registrar and paying agent in respect of the debt securities of that series. We refer to this as "legal defeasance." We may also elect, at any time, to terminate our obligations under certain material covenants with respect to a particular series of debt securities. We refer to this as "covenant defeasance."

        In order to exercise our defeasance options with respect to debt securities of any series, we must irrevocably deposit in trust for the benefit of the holders of those debt securities money or certain U.S. government obligations, or both, for the payment of principal of, premium, if any, and interest on those debt securities of that series to maturity or redemption. We must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that the holders and beneficial owners of those debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred. In the case of a legal defeasance, the opinion must refer to and be based on (a) our receipt from, or the publication by, the U.S. Internal Revenue Service of a ruling, or (b) a change in the applicable U.S. federal income tax law since the date of the indenture.

Satisfaction and Discharge

        The indenture provides that we may request the Trustee to execute proper instruments acknowledging satisfaction and discharge of the indenture with respect to any series of debt securities when:

  (1)
  either:

  (A)
  all previously authenticated and delivered debt securities of the series to be discharged have been delivered to the Trustee for cancellation, other than the following debt securities:

  (a)
  securities in bearer form surrendered for exchange for "registered securities" and maturing after the exchange, whose surrender is not required or has been waived, as provided in the indenture,

  (b)
  debt securities which have been destroyed, lost or stolen and which have been replaced or paid, as provided in the indenture,

  (c)
  coupons appertaining to debt securities called for redemption and maturing after the relevant redemption date, whose surrender has been waived, as provided in the indenture, and

  (d)
  debt securities for whose payment money has been deposited in trust with the Trustee or any paying agent or segregated and held in trust by us but was returned to us prior to cancellation, as provided in the indenture;

      or

    (B)
    all debt securities of the series to be discharged:

    (a)
    have become due and payable,

    (b)
    will become due and payable at their stated maturity within one year, or

      (c)
      if redeemable at our option, are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense, and we, in the case of (B)(a), (b) or (c) above, have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount, in the currency in which the debt securities of the series to be discharged are payable or in U.S. government obligations, sufficient to pay and discharge the entire indebtedness on any debt securities still outstanding, for principal, any premium, and interest to the date of the deposit, in the case of debt securities which have become due and payable, or to the stated maturity or redemption date; and

  (2)
  we have paid or caused to be paid all other sums payable by us under the indenture; and

  (3)
  we have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the indenture as to the series to be discharged have been satisfied.

Governing Law

        The indenture is, and the debt securities will be, governed by and construed in accordance with the laws of the State of New York. The indenture is subject to the provisions of the Trust Indenture Act that are required to be a part of the indenture and shall, to the extent applicable, be governed by those provisions.

LEGAL MATTERS

        The validity of the debt securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

        The consolidated financial statements and schedule of The Estée Lauder Companies Inc. and subsidiaries as of June 30, 2014 and 2013, and for each of the years in the three-year period ended June 30, 2014, and management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$300,000,000

The Estée Lauder Companies Inc.

        % Senior Notes due 2045

PROSPECTUS SUPPLEMENT

                    , 2015

Joint Book-Running Managers

Citigroup	Goldman, Sachs & Co.
BofA Merrill Lynch	J.P. Morgan